Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of BioSpecifics Technologies Corp. on Forms S-8 (Nos. 333-232351 and 333-160583) of our reports dated March 16, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years ended and the effectiveness of BioSpecifics Technologies Corp.’s internal control over financial reporting as of December 31, 2019, which reports are included in this Annual Report on Form 10-K to be filed on or about March 16, 2020.

/s/ EisnerAmper LLP

EISNERAMPER LLP
New York, New York
March 16, 2020